Exhibit 10.39

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 10th day of August, 2017, is entered into by Momenta Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 675 West Kendall Street, Cambridge, Massachusetts (the "Company"), and Alejandra Carvajal, an individual residing at 12 Wyman Street Waban, MA 02468 (the "Employee").
In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:
1.    Term of Employment. The Employee commenced employment with the Company on June 26, 2017 (the "Commencement Date"). The Employee's employment, commencing on the Commencement Date, shall be upon the terms set forth in this Agreement. There shall be no definite term of employment, and the Employee's employment shall be at-will, such that both the Company and the Employee shall be free to end the employment relationship for any reason, at any time, with or without notice.
2.    Title and Capacity. The Employee shall serve as Vice President, Deputy General Counsel and shall report to the Company's General Counsel. The Employee shall be based at the Company's headquarters in Cambridge, Massachusetts. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to the Employee. The Employee agrees to devote his/her entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.
3.    Compensation and Benefits.
3.1    Base Salary. The Company shall pay the Employee, in accordance with the Company's regular payroll practices, a base salary at the annualized rate of $300,000. Such salary shall be subject to adjustment thereafter, as determined by the Board or a committee or designee thereof.
3.2    Annual Discretionary Bonus. If the Company's Board, in its sole discretion, approves an annual bonus for calendar year 2017 or any calendar year thereafter, the Employee will be eligible for a discretionary bonus award. The annual target for the Employee's bonus will be at 30% of the Employee's annualized base salary. The Company will determine, in its sole discretion, whether (and in what amount) a bonus award is payable to the Employee. In determining whether a bonus award in any given year shall be granted, the Company will review whether it has achieved its annually approved corporate goals as well as whether the Employee has achieved his/her personal objectives as established by the Company. In order to be eligible for any bonus hereunder, the Employee must be an active employee of the Company on the date such bonus is distributed.
3.3    Employee Benefits. Subject to the provisions of this Section 3.3, the Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to twenty (20) days of paid vacation time per year (pro-rated fm·any partial year worked), to be accrued and administered in accordance with Company policy.
3.4    Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his/her duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information in a form reasonably acceptable to the Company as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.
3.5    Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.
4.    Termination Following Change of Control.
4.1    Key Definitions. As used herein, the following terms shall have the following respective meanings:
(a)    "Change in Control" means an event or occurrence set forth in any one or more of subsections

(i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event or occurrence also constitutes a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A (as defined below):
(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this Section 4.1; or
(ii)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (x) who was a member of the Board on the date of the execution of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)    "Change in Control Date" means the first date during the period of time the Employee is employed pursuant to this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (a) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

(c)    "Cause" means: (i) a good faith finding by no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable) of (a) the Employee's failure to (1) perform reasonably assigned lawful duties or (2) comply with a lawful instruction of the Board, Chief Executive Officer or such other executive officer with direct supervisory authority over the Employee so long as, in the case of (2), the instruction is consistent with the scope and responsibilities of the Employee's position, or (b) the Employee's dishonesty, willful misconduct or gross negligence, or (c) the Employee's substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company or the Board and, in the case of (a) or (c), the Employee has had ten (10) days written notice to cure his/her failure to so perform or comply; or (ii) the Employee's indictment, or the entering of a guilty plea or plea of "no contest" with respect to, a felony or any crime involving moral turpitude.
(d)    "Good Reason" means the occurrence, without the Employee's written consent, of any of the events or circumstances set forth in clauses (i) through (iv) below, provided, however, that an event described in clauses (i) through (iv) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the event giving rise to the claim, by the Employee to the Company or its successor and unless it is not corrected by the Company or its successor and the Employee has not been reasonably compensated for any loss or damages resulting therefrom within thirty (30) days of the Company's or successor's receipt of such written notice:
(i)    the assignment to the Executive of duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;
(ii)    a material breach of this Agreement by the Company;
(iii)    a material reduction in the Employee's base salary; or
(iv)    a change by the Company in the location at which the Employee performs his/her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee's principal residence and (ii) more than 30 miles from the location at which the Employee performed his/her principal duties for the Company.
(a)    Change of Control Termination occurs where the Employee is terminated without Cause or resigns for Good Reason, in either case within twelve (12) months following the Change in Control Date. In addition, any termination of the Employee's employment that occurs within twelve (12) months following the Change in Control Date shall be communicated by a written notice to the other party (the "Notice of Termination"), given in accordance with Section 8 hereof. Any such Notice of Termination shall: (i) indicate the specific termination provision of this Agreement relied upon by the party giving such notice, (ii) in the case of a termination by the Company for Cause or by the Employee for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause or Good Reason, and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination, may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination. In the event the Company fails to satisfy the requirements of this Section 4.I (e) regarding a Notice of Termination, the purported termination of the Employee's employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
4.2    Benefits to Employee Upon a Change of Control Termination. In the event of a Change of Control Termination, the Employee shall be entitled to all accrued and unpaid base salary and any accrued but unused vacation through the date of termination and the Employee shall be eligible to receive the following separation benefits:
(a)    an amount equal to the sum of (i) twelve (12) months of the Employee's base salary as of the date of termination (which amount shall be payable in one lump sum on the next payroll date following the 30'" day after the date of termination), and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the date of termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the next payroll date following the 30th day after the date of termination);
(b)    the Company shall, if the Employee is eligible for and elects to continue his/her medical and/or dental health insurance coverage pursuant to COBRA, continue to contribute for a period of twelve (12) months following the Date of Termination (the "Extended Benefits Period") toward the cost of the Employee's monthly COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any monthly premium costs, and all premium costs after the Extended Benefits Period, shall be paid by the Employee on a monthly basis. In the event that Employee fails to timely pay his/her portion of the monthly COBRA premium during the

Extended Benefits Period, the Company shall have no further obligation to pay any portion of the monthly COBRA premium for any remaining portion of the Extended Benefits Period and, in that event, Employee shall be solely responsible for paying the entire monthly COBRA premium for the remaining portion of the Extended Benefits Period. After the Extended Benefits Period, the Employee may continue receiving coverage under COBRA at his/her own sole cost if and to the extent that he/she remains eligible for COBRA continuation. The Employee agrees that he/she shall notify the Company in writing immediately following the date on which he/she becomes eligible for group medical and/or dental insurance coverage through another employer; and
(c)    during the Extended Benefits Period defined above, the Company shall continue to provide benefits to the Employee in accordance with any applicable life insurance, accident and/or disability plans under which the Employee was eligible as of the date of termination consistent with such benefits as may be provided to active and similarly situated employees covered by such plans; provided, however, that if such plans do not permit continued coverage of the Employee following the date of termination, the Company shall instead reimburse the Employee for the reasonable cost of purchasing substantially comparable coverage during the Extended Benefits Period. The Employee agrees that she shall notify the Company in writing immediately following the date on which she becomes eligible for life insurance, accident and/or disability coverage through another employer. The benefits provided and/or payments made under this subsection shall be in installments in accordance with the Company's regular payroll practices, beginning with the payroll date following the 30'h day after the date of termination; and
(d)    the Employee shall be entitled to immediate vesting of any option shares, restricted shares and any other equity grants awarded to the Employee prior to the Date of Termination, in each case that are unvested as of the Date of Termination. All such equity awards (whether stock options, restricted stock grants or otherwise) will remain exercisable in accordance with the applicable stock option plan or grant agreement.
4.3    Injunctive Relief. The Company and the Employee agree that any breach of Section 4 of this Agreement by the Company is likely to cause the Employee substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee shall have the right to specific performance and injunctive relief.

5.    Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Section 4 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.
6.    Survival. The provisions of Sections 4, 7 and 8 shall survive the termination of this Agreement for any reason.
7.    Non-Competition, Non-Solicitation, Confidential Information, and Developments. The Employee hereby restates and reaffirms all of his/her obligations pursuant to the Employee Nondisclosure, Noncompetition and Assignment of Inventions Agreement dated as of July 11, 2017 between the Company and the Employee and attached hereto as Exhibit A (the "Nondisclosure Agreement") and acknowledges that the Nondisclosure Agreement remains in full force and effect and is incorporated fully herein.
8.    Notices. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set fmth in this Section 8.
9.    Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
10.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.    Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company as expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement upon the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Employee elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.
13.    Acknowledgment. The Employee states and represents that he/she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he/she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his/her name of his/her own free act.
14.    Section 409A.
14.1    Distributions. Subject to this Section 14.1, any payments or benefits under Section 4.2 that are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance issued thereunder ("Section 409A") shall begin only upon the date of a "separation from service" as defined below which occurs on or after the date of Change of Control Termination. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Section 4.2:
(a)    It is intended that each installment of the payments and benefits provided under section 4.2 shall be treated as a separate "payment" for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
(b)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee's separation from service (as defined in Section 409A), Employee is a "specified employee" (as defined below), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon "separation from service" (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Employee will be a "specified employee" for purposes of this Agreement if, on the date of Employee's "separation from service," Employee is an individual who is, under the method of determination adopted by the Company is designated as, or within the category of employees deemed to be, a "specified employee" within the meaning and in accordance with Treasury Regulation Section l .409A-l (i). The Company shall determine in its sole discretion all matters relating to who is a "specified employee" and the application of and effects of the change in such determination.
14.2    The determination of whether and when a "separation from service" has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section I.409A-l(h).
14.3    Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses or provision of in-kind benefits constitutes "deferred compensation" under Section 409A, such reimbursement and benefits shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
14.4    Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Section 409A or damages for failing to comply with

Section 409A.
15.    Miscellaneous.
15.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
15.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
15.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AMENDMENT NO. 1
THIS AMENDMENT NO. 1 (the “Amendment”), made this 20th day of November, 2017 is entered into by Momenta Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 675 West Kendall Street, Cambridge, Massachusetts (the “Company”), and Alejandra Carvajal (the “Employee”).
Whereas, the Company and Employee are parties to an Employment Agreement effective as of August 10, 2017 (the “Agreement”), pursuant to which the parties agreed to certain terms and conditions of Employee’s employment with the Company; and
Whereas, the Company and Employee desire to amend the Agreement in connection with a highly confidential strategy project concerning the strategic plan for the Company (the “Project”).
Now, therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:
1.    Employee has been asked to participate in the Project which may include changes in the Company’s program strategy, strategic transactions and workforce planning. Employee was chosen to participate, in part, as a reflection of Employee’s ability to make a key contribution to the future of the Company in this Project, and the trust the Company has in Employee to maintain discretion and confidentiality. As set forth more fully below, if Employee signs this Agreement, Employee will be provided a severance commitment from the Company designed to provide Employee with the security to participate and work on this Project.
2.    Employee understands that as part of the Project, Employee will receive information on a need to know basis and that Employee should only share information with others who have previously been identified to Employee in writing as being a participant in the Project and who have a need to know the information to perform their duties for the Company. Attached as Exhibit A is a list of individuals who have been engaged on this Project and who have been identified as persons with a need to know the information. An updated Exhibit A may be given to Employee from time to time by the Company.
3.    Employee also acknowledges that the foregoing may constitute material non-public information of the Company and restrict Employee’s ability to trade the Company’s securities under applicable law and the Company’s policies to which Employee is subject. Until otherwise notified in writing by the Company, Employee must clear all Company securities transactions with the Company’s legal department.
4.    By signing below, Employee affirms and confirms Employee’s willingness and commitment to hold the information Employee learns relating to or arising from the Project and Employee’s participation in the Project strictly confidential. Employee further affirms and confirms that the obligations Employee is assuming under this Amendment are a material condition of Employee’s continued employment and a condition precedent to receiving the severance benefit described below. Employee also restates and reaffirms all of his/her obligations pursuant to the Nondisclosure Agreement (as defined in the Agreement) and acknowledges that the Nondisclosure Agreement remains in full force and effect. Any violation of these obligations will constitute grounds for immediate termination for Cause (as defined in the Agreement) and forfeiture the severance benefits described in this Amendment.
5.    In exchange for Employee’s commitments and promises under this Amendment, the Company agrees that if, on or before February 28, 2019, Employee’s employment with the Company is terminated by the Company without Cause or if Employee voluntarily resigns for Good Reason (as defined in the Agreement), in any case, other than in a Change in Control Termination (as defined in the Agreement) (a “Qualifying Termination”), then (x) Employee shall be paid all accrued and unpaid base salary and any accrued but unused vacation through the date of termination and (y) in addition, subject to and contingent upon Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form provided by and satisfactory to the Company (hereinafter, a “Severance Agreement”), which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days of the date of termination, Employee shall be eligible to receive the following separation benefits:
(a)    an amount equal to the sum of twelve (12) months of Employee’s gross base salary as of the date of termination, less all applicable tax and other withholdings and paid in a lump sum on the next payroll date following the sixtieth (60th) day after the date of termination; and
(b)    if Employee is eligible for and elects to continue his/her medical, vision and/or dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to contribute, until the earlier of (1) twelve (12) months following the date of termination; or (2) the date on which Employee becomes eligible to receive group medical, vision and/or dental insurance coverage through a new employer (the “Contribution Period”), toward the cost of Employee’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Contribution Period, shall be paid by Employee on a monthly basis. In the event that Employee fails to timely pay his/her portion of the monthly COBRA premium during the Contribution Period, the Company shall have no further obligation to pay any portion of the monthly COBRA premium for any remaining portion of the Contribution Period and, in that event, Employee shall be solely responsible for paying the entire monthly COBRA premium for the remaining portion of the Contribution Period. After the Contribution Period, Employee may continue receiving coverage under COBRA at his/her own cost if and to the extent that he/she remains eligible for COBRA continuation. Employee agrees that he/she shall notify the Company in writing immediately following the date on which he/she becomes eligible for group medical, vision and/or dental insurance coverage through another employer.
Any termination of Employee’s employment that occurs on or before February 28, 2019 (other than a termination that occurs within twelve (12) months following the Change in Control Date) shall be communicated by a written notice to the other party given in accordance with Section 8 of the Agreement. Any such notice of termination shall: (i) in the case of a termination by the Company for Cause or by Employee for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause or Good Reason and (ii) specify the effective date of employment termination. The effective date of such an employment termination shall be the close of business on the date specified in the notice of termination, which in the event of a resignation for Good Reason, may not be less than 15 days or more than 120 days after the date of delivery of such notice of termination.
6.    Nothing in this Amendment modifies or amends the terms of the Agreement relating to a termination of Employee’s employment following a Change of Control, as set forth in Section 4 of the Agreement.
7.    The definition of “Cause” in the Agreement is hereby amended by adding the following clause, at the end of Section 4.1(c): “, or (iii) Employee’s violation of paragraphs (2), (3) or (4) of Amendment No. 1 to this Agreement or of the Nondisclosure Agreement.”
8.    The first sentence of Section 14.1 is hereby amended by deleting the words “which occurs on or after the date of Change in Control Termination” therefrom.
9.    Except as explicitly set forth in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.